UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)      December 23, 2009

___________

AMN Healthcare Services, Inc.
(Exact name of registrant as specified in its charter) ___________
Delaware
(State or other jurisdiction of incorporation or organization)
001-16753	06-1500476
(Commission File Number)	(I.R.S. Employer Identification No.)

12400 High Bluff Drive, Suite 100 San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

(866) 871-8519
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

___________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2009, AMN Healthcare, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) by and among the Company, AMN Healthcare, Inc., as borrower (the “Borrower”), certain subsidiaries of the Borrower from time to time party thereto as guarantors, the several lenders from time to time party thereto as lenders (the “Lenders”) and Bank of America, N.A. as administrative agent for the Lenders, to provide for certain credit facilities (the “Credit Facilities”) of up to $150 million consisting of a $40 million secured revolving credit facility and a $110 million secured term loan facility.  The Company and each domestic subsidiary of the Borrower (the “Guarantors”) have guaranteed the obligations of the Borrower under the New Credit Agreement. The proceeds from the initial drawdown under the Credit Facilities were used to repay in full all outstanding indebtedness under a prior credit agreement to which the Company was a party, to cash collateralize certain letters of credit issued thereunder and to pay related transaction costs. The Credit Facilities are available for working capital, capital expenditures, permitted acquisitions and general corporate purposes of the Company and its subsidiaries.

Borrowings under the New Credit Agreement are secured by substantially all of the assets of the Borrower and the Guarantors. The maturity date of the Credit Facilities is in December 2012 for the secured revolving credit facility portion of the Credit Facilities and December 2013 for the secured term loan facility portion of the Credit Facilities.

The secured revolving credit facility portion of the Credit Facilities currently carries an unused fee of between 0.5% and 0.75% per annum based upon the Company’s current Consolidated Leverage Ratio (as defined in the New Credit Agreement), and there are no mandatory reductions in the revolving commitment under the secured revolving credit facility portion of the Credit Facilities. Borrowings under the revolving credit facility portion of the Credit Facilities bear interest at floating rates based upon either a LIBOR or a prime interest rate option selected by the Borrower, plus a spread of 3.00% to 4.50% and 2.00% to 3.50%, respectively, to be determined based on the Company’s current Consolidated Leverage Ratio.

The secured term loan facility portion of the Credit Facilities is subject to quarterly amortization of principal (in equal installments), with an amount equal to 5% of the initial aggregate principal amount of the secured term loan facility in December 31, 2010, 10% of the initial aggregate principal amount of the secured term loan facility in December 31, 2011 and 15% of the initial aggregate principal amount of the secured term loan facility in December 31, 2012 with any remaining amounts payable in 2013. Borrowings under the secured term loan facility portion of the Credit Facilities bear interest at floating rates based upon either a LIBOR or a prime interest rate option selected by the Borrower, plus a spread of 4.00% and 3.00%, respectively.

The Borrower is required to make additional customary mandatory prepayments of the Credit Facilities with the proceeds of certain asset dispositions, extraordinary receipts, debt issuances and equity issuances.

The Borrower is also required to make mandatory prepayments of the Credit Facilities within ninety days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2010, in an amount equal to 75% (or, commencing with the fiscal year ended December 31, 2011, 50% or 75%, to be determined based on our Consolidated Leverage Ratio) of the Company’s Excess Cash Flow (as defined in the Credit Agreement), less any voluntary prepayments of the secured term loan facility portion of the Credit Facilities made during the fiscal year.

The New Credit Agreement contains various customary affirmative and negative covenants and also contains financial covenants that require the Borrower to maintain a maximum Consolidated Leverage Ratio and a minimum Consolidated Fixed Charge Coverage Ratio (each as defined in the New Credit Agreement). The payment obligations under the New Credit Agreement may also be accelerated upon the occurrence of customary events of default.

The foregoing description of the New Credit Agreement is a summary and does not contain all of the exceptions and qualifications that may apply. The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the actual agreement which will be filed within the time period prescribed by the SEC rules and regulations.

The Lenders and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may in the future receive, customary fees.

Item 1.02	Termination of a Material Definitive Agreement.

On December 23, 2009, the Company used approximately $77.9 million of the proceeds from the initial drawdown under the Credit Facilities to repay in full all outstanding indebtedness under the Second Amended and Restated Credit Agreement (as amended effective May 7, 2009), by and among AMN Healthcare, Inc., as borrower, certain subsidiaries of the borrower from time to time party thereto as guarantors, the several lenders from time to time party thereto as lenders and Bank of America, N.A. as administrative agent for the lenders (the “Existing Credit Facility”). The Existing Credit Facility was terminated upon the repayment of the outstanding indebtedness. In addition, the Company settled its outstanding interest rate swaps associated with cash flows under the Existing Credit Facility resulting in a pre-tax loss of approximately $1.8 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-
Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above, which discussion is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMN Healthcare Services, Inc.

	By:	/s/ Bary G. Bailey
Bary G. Bailey
Chief Financial Officer
Date: December 23, 2009